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                                                                   Exhibit 10.4


Dear Dr. Hu,

On behalf of Path 1 Network Technologies Inc., I am pleased to extend an offer to you to become Path 1's Vice President of Video Products. Your starting salary will be $112,000 per year. You will receive all Company benefits, which are now limited to health insurance for you and your immediate family. For the first year of employment, you will have 2 to 3 weeks of paid vacation time, depending upon the requirements of the Company. After that, your vacation time will start at 3 weeks of paid vacation per year.

You will be granted options to purchase a total of 225,000 shares of Class B common stock of Path 1 Network Technologies Inc., as follows:

---25,000 Class B shares, vesting immediately upon your first day of work and which can be purchased at a price to be determined by independent corporate valuation experts, but not to exceed $2.00 per Share.

---200,000 Class B shares, vesting over a period of 4 years in quarterly increments and which can also be purchased at a price to be determined by independent corporate valuation experts, but not to exceed $2.00 per Share.

These options expire seven (7) years from the date of grant.

The creation of the Class B shares are in the process of being finalized. The Class B common stock will be automatically exchangeable into the existing Class A shares of common stock upon the occurrence of any one of the following events:

(1) The Company does a $25,000,000 public offering of securities in the United States,


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(2) There is a merger, consolidation, buy-out, takeover or other change in control of the Company, or

(3) The Company generates $10,000,000 in revenues and reports earnings of $2,000,000 in net income (before taxes) in any fiscal year.

If, for any reason, you cease to be an employee, all unvested options are automatically canceled.

However in the event that, for any reason, Path 1 decides to lay off or terminate your job position, and this is not a direct result of a merger, consolidation, buy-out, takeover, or other change in control in the company, you will be provided with three months of severance pay.

This offer expires on August 31, 1999. Please acknowledge your acceptance of this offer by that date.

I take great pleasure in welcoming you as part of our core staff. I look forward to working together with you for our continued success.

Best regards,
-ron


/s/ Ronald D. Fellman
--------------------------
Dr. Ronald D. Fellman, President & CEO
Path 1 Network Technologies, Inc.
Phone: 619-450-4220, E-mail: fellman@path1.net


                                               Accept: /s/ Yendo Hu
                                                      ------------------------
                                                      Date: August 31, 1999